UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2008

UNIVERSAL TECHNICAL INSTITUTE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31923	86-0226984
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20410 North 19th Avenue, Suite 200, Phoenix, Arizona	85027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (623) 445-9500

None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2008, Universal Technical Institute, Inc., a Delaware corporation (the “Company”), entered into new Employment Agreements (the “Agreements”) with each of Kimberly J. McWaters and John C. White, the Company’s Chief Executive Officer and President and the Chairman of the Board, respectively. The Agreements replace previous employment agreements with both individuals that began on April 1, 2002 and renewed automatically each year. The Agreements were entered into, in part, to ensure compliance with Section 409(A) of the Internal Revenue Code. The Agreements provide that each executive shall be employed by the Company at an annual salary determined by the Board of Directors for a period of 3 years. For the fiscal year 2008, the annual salary and bonus for both executives remain unchanged.

The Agreements provide for a severance benefit for each executive in the event of termination without “cause” or if the executive voluntarily terminates employment for “good reason”, or dies or becomes disabled, as such terms are defined in the Agreement. In these circumstances, the executive will continue to receive salary payments for 24 months and will receive a prorated bonus calculated by multiplying the executive’s target bonus percentage by the executive’s fiscal year salary earned through the date of termination, but only when and if such bonus is approved by the Board of Directors. If the executive is terminated without cause or terminates employment for good reason within 12 months after the Company has undergone a “change of control”, as such terms is defined in the Agreements, the executive’s bonus payment after termination will be prorated and calculated by multiplying the executive’s target bonus percentage by the executive’s fiscal year salary earned through the date of termination.

Under each Agreement, the executive may elect to continue the executive’s current coverage under the Company’s health benefit plans for up to 18 months in accordance with the health benefit plans and applicable law. If such election is made, the Company will continue to pay towards the executive’s coverage a monthly amount equal to the Company paid portion of the insurance premium for the coverage held by the executive during active employment and any administrative fee for a period of 18 months. The Company agrees to provide Ms. McWaters with an additional 6 months of insurance coverage upon the expiration of the 18 month period covered by the Consolidated Omnibus Budget Reconciliation Act. In the event the executive dies, health and dental insurance benefits will be provided to the executives dependents for a period of 24 months for Ms. McWaters and 18 months for Mr. White. Each Agreement provides for the executive’s outstanding equity awards to be treated in accordance with the appropriate benefit plans and the terms of the grants. Each Agreement provides for the Company to pay for 12 months of outplacement services. As provided in the executive’s previous employment agreement, the Company agrees to provide insurance coverage to Mr. White and his spouse until and including age 65.

Each Agreement provides that: (i) as a precondition to the Company’s payment of any severance compensation or benefits, the executive must execute a waiver and release that the Company provides to the executive; (ii) the amounts paid to or benefits received by the executive may be either: a) adjusted downward so that the total payments to the executive due to a change-of-control do not constitute an excess parachute payment, as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, or cause the executive to be required to pay an excise tax under Section 4999 of the Code; or b) paid in the full amount, at the Company’s discretion, based on the treatment that will result in a greater amount of payment to the executive. In addition, the executive is not required to mitigate any amounts paid or benefits received under the agreement by seeking other employment or otherwise.

As part of the consideration for the payment of the 24 months of severance payments and benefits, the Agreements provide that the executive covenants not to compete directly or indirectly with the Company or directly or indirectly solicit, recruit or employ any persons or entities with whom the Company currently has business relationships for 24 months.

The foregoing description of the Agreements between the Company and each of Ms. McWaters and Mr. White does not purport to be complete and is qualified in its entirety by reference to the Agreements, copies of which are filed herewith as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1 10.2	Employment Agreement with Kimberly J. McWaters Employment Agreement with John C. White

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL TECHNICAL INSTITUTE, INC.
Dated:	July 9, 2008	By:	/s/ Chad A. Freed

Name: Chad A. Freed Title: Senior Vice President and General Counsel

Exhibit Index

Exhibit Number	Description of Exhibit
10.1	Employment Agreement with Kimberly J. McWaters
10.2	Employment Agreement with John C. White